UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Guardant Health, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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505 Penobscot Dr.
Redwood City, California 94063
April 29, 2019
Dear Guardant Stockholder:
You are cordially invited to the Guardant Health, Inc. 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 18, 2019, at 11:00 a.m., Pacific Time. The Annual Meeting will be held at our offices at 505 Penobscot Drive, Redwood City, CA 94063.
At the Annual Meeting, you will be asked to elect two Class I directors to our Board of Directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.
The accompanying Notice of 2019 Annual Meeting of Stockholders describes these matters. We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxyvote.com. For most of our stockholders, we have mailed the Notice of Internet Availability of Proxy Materials providing instructions on how to access our proxy materials and our 2018 Annual Report on the Internet. Please read our proxy materials and our 2018 Annual Report carefully before submitting your proxy.
Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares of Guardant Health, Inc. stock you own, it is important that your shares are represented and voted at the Annual Meeting. You may vote on the Internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you are receiving a paper copy of the proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. This action will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.
We thank you for your support and participation.

Sincerely,
AmirAli Talasaz
Chairman, President and Chief Operating Officer

505 Penobscot Dr.
Redwood City, California 94063
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2019
To the Stockholders of Guardant Health, Inc.:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Guardant Health, Inc., a Delaware corporation, will be held on Tuesday, June 18, 2019, at 11:00 a.m., Pacific Time, at our offices at 505 Penobscot Drive, Redwood City, CA 94063, for the following purposes:

1.
To elect two Class I director nominees to serve on the Board of Directors of Guardant Health, Inc. for a three-year term expiring at the 2022 annual meeting of stockholders. The two nominees for election to the Board of Directors are Aaref Hilaly and Stanley Meresman;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

3.	To conduct any other business properly brought before the meeting.
We know of no other matters to come before the Annual Meeting. Only stockholders of record of our common stock at the close of business on April 22, 2019, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.
Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors

Michael Wiley
Chief Legal Officer

PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
General
Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Guardant Health, Inc., a Delaware corporation (as used herein, “Guardant,” “we,” “us” or “our”), for use at our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 18, 2019, 11:00 a.m. Pacific Time, at our offices at 505 Penobscot Drive, Redwood City, CA 94063, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. You can find directions to attend the Annual Meeting on our website at http://investors.guardanthealth.com/events/event-details/annual-shareholders-meeting-2019.
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 29, 2019, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.
Availability of Proxy Materials for the 2019 Annual Meeting
Our proxy statement and 2018 Annual Report are available at www.proxyvote.com. This website address contains: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2018 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Who Can Vote, Outstanding Shares
Record holders of our common stock as of the close of business on April 22, 2019, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were

86,935,421 shares of our common stock outstanding. On each matter presented to our stockholders for vote, the holders of common stock are entitled to one vote per share held as of the Record Date.
Voting of Shares
You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”
Record Holder. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.
Hold in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.
General. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on June 17, 2019. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

•	FOR each of the two Class I nominees for director named in this proxy statement; and

•	FOR the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm.
The proxy gives each of Helmy Eltoukhy, AmirAli Talasaz and Michael Wiley discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting.
If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.
Revocation of Proxy
If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.
Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:
Guardant Health, Inc.
505 Penobscot Drive
Redwood City, CA 94063
Attention: Corporate Secretary
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person, Attendance at the Annual Meeting
If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.
Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
Broker Non-Votes
Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters that are certain “non-routine” matters without specific voting instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal No. 1 (election of directors), is not considered a routine matter, and without your instruction, your broker cannot vote your shares for the election of directors.
Quorum and Votes Required
The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.
Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the two Class I director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of Ernst & Young as our independent registered public accounting firm. Thus, the number of votes “for” must exceed the number of votes “against.” Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2.
In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Solicitation of Proxies
Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.
Stockholder List
A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at Guardant’s principal executive office during regular business hours for a period of no less than ten days prior to the Annual Meeting.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Corporate Governance” section of our website at https://investors.guardanthealth.com.
Board Composition
The current authorized number of Board members is eight. Pursuant to our Bylaws, the total number of directors constituting our Board shall be fixed by the Board from time to time. The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each and holding office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. The term of one class expires at each annual meeting of stockholders; thus, directors typically stand for election after three years, unless they are filling an unexpired term.
Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for determining Board membership qualifications and for selecting, evaluating and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. When considering whether directors and nominees have the experience, qualifications, attributes or skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Governing Committee and the Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. Directors and nominees should have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Governance Committee maintains Director Qualification Standards for selecting nominees and for considering stockholder recommended nominees, which are included in this proxy statement as Appendix A. In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. We believe that our directors provide an appropriate mix of experience, diversity and skills relevant to the size and nature of our business.
The Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters—Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended

and Restated Bylaws (the “Bylaws”), and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.
Independence and Current Committee Positions

Name	Age	Independent	Audit Committee	Compensation Committee	Governance Committee
Helmy Eltoukhy	40	No
AmirAli Talasaz	39	No
Ian Clark*	58	Yes	M	C
Aaref Hilaly	47	Yes		M
Bahija Jallal	57	Yes	M		M
Samir Kaul	45	Yes			C
Stanley Meresman	72	Yes	C		M
Dipchand Nishar	50	Yes		M
* Lead Independent Director.
“C” indicates chair; “M” indicates member
Director Independence
Our Governance Committee and our Board have undertaken a review of the Board’s composition, the composition of Board committees and the independence of each director. Based upon information concerning each director’s background, employment and affiliations, including family relationships, the Board has affirmatively determined that each of Messrs. Clark, Meresman, Kaul, Hilaly and Nishar and Dr. Jallal is independent, as defined under the applicable listing requirements and rules of the Nasdaq and the and the Securities and Exchange Commission (the “SEC”), and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Drs. Eltoukhy and Talasaz were determined to be not independent due to their service as our Chief Executive

Officer (“CEO”), and as our President and Chief Operating Officer (“COO”), respectively. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Our Board has determined that at this time it is in the best interests of the Company and our stockholders to have AmirAli Talasaz, our President and COO, serve as our Chairman of the Board, coupled with a strong lead independent director. We believe having one of our founders serve as Chairman promotes responsibility and accountability, and that our Board benefits from having a Chairman with his extensive understanding of our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice.
Our Board also recognizes the value and importance of a strong independent lead director with clearly delineated responsibilities. The independent directors have appointed Ian Clark to serve as our lead independent director.
As set forth in our Corporate Governance Guidelines, Mr. Clark has clearly delineated and comprehensive duties, including:

•	presiding at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors;

•	approving Board meeting schedules and agendas;

•	meeting in executive session without non-Independent Directors or management present on a regularly scheduled basis, but no less than twice per year; and

•	acting as the liaison between the independent directors and our Chief Executive Officer and Chairman.
Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Guardant and its stockholders.
Attendance by Members of the Board at Meetings
Our Board held seven meetings and acted by written consent six times during the year ended December 31, 2018. During 2018 all of our then incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. Mr. Nishar was appointed to the Board on October 3, 2018 and attended all meetings after his appointment. Dr. Jallal was appointed to the Board on April 17, 2019.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting.
Executive Sessions
Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our lead independent director, Mr. Clark, presides over all executive sessions.
Board Committees
We currently have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Corporate Governance—Governance Documents” section at https://investors.guardanthealth.com.
Audit Committee
Our Audit Committee consists of Messrs. Meresman and Clark, and Dr. Jallal (who was appointed to the committee in April 2019), with Mr. Meresman serving as chair. Our Board has determined that each of these directors is independent as defined by the applicable rules of the Nasdaq and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and Nasdaq rules. In addition, our Board has determined that Mr. Meresman is an “audit committee financial expert” as defined by the SEC. The Audit Committee met four times during the year ended December 31, 2018.
Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and business code of conduct and ethics;

•	discussing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
Compensation Committee
Our Compensation Committee consists of Messrs. Clark, Hilaly and Nishar, with Mr. Clark serving as chair. Our Board has determined that Messrs. Clark, Hilaly and Nishar are independent under Nasdaq rules and that each qualifies as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee met two times during the year ended December 31, 2018.
The Compensation Committee’s responsibilities include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	selecting independent compensation consultants and advisers and assessing whether there are any conflicts of interest with any of the committees compensation advisers; and

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans.
Since early 2017, our Board, and as of the closing of our initial public offering (the “IPO”) the Compensation Committee, has engaged Compensia, an independent compensation consultant, to provide advice and guidance on the design of our executive compensation level, programs and practices. The Compensation Committee reviews the independence of the compensation consultant and other advisors who provide advice to the Compensation Committee, employing the independence factors specified under the Nasdaq rules. The Compensation Committee determined that Compensia is independent under the Nasdaq rules, and the engagement of Compensia did not raise any conflict of interest. Compensia attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Compensia provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plans and program designs, and proposed executive and director compensation levels. Compensia reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chair of the Compensation Committee. In 2018, Compensia assisted the Compensation Committee on the following matters:

•	determination of the appropriate peer group of companies for our executive compensation analysis;

•	assessing executive compensation against pre-IPO and public company norms;

•	developing company-wide public company market-based equity grant guidelines;

•	assisting in the development of a public company board compensation program based on the peer group compensation data;

•	assisting with the design and development of public company equity compensation plan design;

•	assisting with the design and development of public company employee stock purchase plan design; and

•	assessing current existing severance and change of control benefits against appropriate market data for making changes as appropriate.
Nominating and Corporate Governance Committee
Our Governance Committee consists of Messrs. Kaul and Meresman, and Dr. Jallal (who was appointed to the committee in April 2019), with Mr. Kaul serving as chair. Our Board has determined that Messrs. Kaul and Meresman are independent under Nasdaq rules. The Governance Committee met once during the year ended December 31, 2018.
The Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing a periodic evaluation of the Board and management.
Risk Oversight
The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management on at least a quarterly basis regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

•	Audit Committee - Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting.

•	Compensation Committee - Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

•
Nominating and Corporate Governance Committee - Evaluating director independence, the effectiveness of our Corporate Governance Guidelines and Business Code of Conduct and Ethics, and overseeing management’s succession planning.

Each of our committees periodically provide updates to the Board regarding significant risk management issues and management’s response.
Compensation Risk Assessment
We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on us.
Business Code of Conduct and Ethics
We have adopted a written Business Code of Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, https://investors.guardanthealth.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code.

Communications with our Board
Any interested person, including any stockholder, may communicate with our Board by written mail addressed to Guardant Health, Inc. Board of Directors, c/o Corporate Secretary, 505 Penobscot Dr., Redwood City, California 94063. We encourage stockholders to include proof of ownership of our stock in their communications. The corporate secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
Prohibition Against Pledging and Hedging
We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from pledging our stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of our stock, short sales of our stock, and any transactions in puts, calls or other derivative securities involving our stock.

DIRECTOR COMPENSATION
The following table contains information concerning the compensation received by our non-employee directors during the year ended December 31, 2018. We commenced paying our non-employee directors cash compensation for their service effective as of our IPO. All equity grants made to our non-employee directors were made pursuant to letter agreements entered into when they commenced service on our Board. Our directors affiliated with our investors were not eligible to receive compensation in 2018 for service on our Board. Directors who are also employees do not receive cash or equity compensation for service on our Board (in addition to the compensation payable for their service as our employees). Dr. Jallal joined our board in April 2019.
2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Ian Clark	$20,750	$0	$20,750
Aaref Hilaly	$0	$0	$0
Samir Kaul	$0	$0	$0
Stanley Meresman	$18,250	$992,354	$1,010,604
Dipchand Nishar	$0	$0	$0
_______________

(1)
Amount reflects the full grant-date fair value of stock options granted during 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock options granted by the company in Note 12 to our audited consolidated financial statements included in our Form 10-K filed with the SEC on March 19, 2019. As of December 31, 2018, Messrs. Clark and Meresman held outstanding stock options covering 154,938 and 236,833 shares of our common stock, respectively. Messer Hilaly, Kaul and Nishar do not hold any stock options or other equity awards.

Pre-IPO Director Letter Agreements
Prior to our IPO, we entered into letter agreements with our non-employee directors who were not affiliated with certain of our investors, Ian Clark and Stanley Meresman. The following is a summary of the material terms of these letter agreements. Following the consummation of our IPO, Messrs. Clark and Meresman became eligible to participate in our Director Compensation Program.
Ian Clark
Under the terms of his letter agreement, Mr. Clark serves as a member of our Board.
The letter agreement provides that the stock options granted to Mr. Clark on May 31, 2017 and November 30, 2017, covering 129,115 and 25,823 shares of our common stock, respectively, will remain outstanding and continue to vest, subject to continued

service, pursuant to the terms of the applicable option grant notices and agreements between Mr. Clark and us (which provide that each option vests with respect to 1/48th of the total shares subject thereto on each monthly anniversary of the date Mr. Clark commenced service on the Board). In addition, in the event of a “change in control” (as defined in our 2018 Incentive Award Plan), each option will vest in full as of immediately prior to such change in control.
Stanley Meresman
Under the terms of his letter agreement, Mr. Meresman serves as a member of the Board.
The letter agreement provides that the stock option granted to Mr. Meresman on May 10, 2018, covering 236,833 shares of our common stock, will remain outstanding and continue to vest, subject to continued service, pursuant to the terms of the option grant notice and agreement between Mr. Meresman and us (which provides that the option vests with respect to 1/48th of the total shares subject thereto on each monthly anniversary of the date Mr. Meresman commenced service on the Board). In addition, in the event of a “change in control” (as defined in our 2018 Incentive Award Plan), the option will vest in full as of immediately prior to the change in control.
2018 Post-IPO Director Compensation Program
In 2018 we adopted a Director Compensation Program that became effective upon the consummation of our IPO. This program is intended to fairly compensate these directors for the time and effort necessary to serve on our Board. As mentioned above, our directors affiliated with our investors in 2018 were not eligible to receive compensation for service on our Board. In 2018 following our IPO, our Director Compensation Program consisted of the components listed below:
Cash Compensation

•	Annual Cash Retainer: $48,000
Additional Annual Retainers

•	Lead Independent Director: $10,000

•	Audit Committee Chair: $20,000

◦	Audit Committee Member (Non-Chair): $10,000

•	Compensation Committee Chair: $15,000

◦	Compensation Committee Member (Non-Chair): $7,500

•	Nominating/Corporate Governance Committee Chair: $10,000

◦	Nominating/Corporate Governance Committee Member (Non-Chair): $5,000
The annual cash retainer was paid in quarterly installments in arrears. Annual cash retainers were not pro-rated for any partial calendar quarter of service.
Equity Compensation

•
Initial Grant to each eligible director who is initially elected or appointed to serve on our Board after our IPO: stock option award with an aggregate value (determined using a Black-Scholes option value based on a 30-day trading average stock price) of $322,500 and an exercise price equal to the fair market value of our common stock on the date of grant and restricted stock unit award with an aggregate value (determined based on a 30-day trading average stock price) of $107,500.

•
Annual Grant to each eligible director who is serving on our Board as of (and who will continue to serve after) the date of the annual stockholders’ meeting beginning with calendar year 2019: restricted stock unit award with an aggregate value (determined based on a 30-day trading average stock price) of $215,000.

Each Initial Grant will vest as to one-third of the shares subject to the award on each of the first three anniversaries of the date on which the director is appointed or elected to serve on our Board, subject to continued service. Each Annual Grant will vest in full on the earlier of the one-year anniversary of the applicable grant date and the date of the next annual stockholders’ meeting, subject to continued service. In addition, each Initial Grant and Annual Grant will vest in full immediately prior to the director’s death or disability or a change in control (as defined in our 2018 Incentive Award Plan).
2019 Director Compensation Program
Our Board recently adopted revisions to our Director Compensation Program, which became effective as of April 1, 2019 and provides compensation for our non-employee directors (including those affiliated with our investors). The revisions to the Director Compensation Program are as follows:

•
The aggregate grant value of each of the stock option award and restricted stock unit award subject to the Initial Grant will be $215,000, for a total of $430,000 (rather than $322,500 and $107,500, respectively).

•
The Annual Grant is comprised of a stock option award and a restricted stock unit award, each with a grant value of $107,500, for a total grant value of $215,000 (rather than a restricted stock unit award with a grant value of $215,000). The first Annual Grant will continue to occur on the date of this 2019 Annual Meeting.

•
The Annual Grant will only be made to non-employee directors who have served on the Board for at least six months prior to the date of the applicable annual stockholders’ meeting. Thus, Dr. Jallal, who received the Initial Grant on April 17, 2019 in connection with her appointment, will not be eligible to receive an Annual Grant in 2019.

•	In the event of director’s termination of service by our company without cause, all unvested Initial Grants and Annual Grants will vest in full immediately prior to such termination.

PROPOSAL 1
ELECTION OF DIRECTORS
Board Nominees
Pursuant to our Certificate of Incorporation and our Bylaws, the total number of directors constituting the Board is fixed from time to time by the Board. The current authorized number of directors is fixed at eight. Effective as of April 17, 2019, the Board expanded the authorized number of directors to eight and appointed Bahija Jallal as a Class III Director. The Board is divided into three classes, each containing as nearly as possible an equal number of directors. The current term of office of our Class I Directors expires at the Annual Meeting, while the term for our Class II Directors will expire at our 2020 annual meeting of stockholders and the term for our Class III Directors expires at our 2021 annual meeting of stockholders. Based upon the recommendation of our Governance Committee, the Board has nominated each of Aaref Hilaly and Stanley Meresman, each a current Class I Director, for re-election at the Annual Meeting. Each director elected at the Annual Meeting will serve a three-year term expiring at the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualified as a Class I Director, or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this proxy statement.
The Board and the Governance Committee believe the skills, qualities, attributes and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to address effectively our evolving needs and represent the best interests of our stockholders.
Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director. A director elected by the Board to fill a vacancy will serve until the next election of the class of directors for which such director was chosen and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.
If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.
Information about Class I Director Nominees
Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time. In order to better understand the biographical information set forth below, please note that Guardant Health, Inc. was formed in December 2011 and our IPO closed in October 2018.
Aaref Hilaly. Mr. Hilaly has served as a member of our board of directors since April 2015. Mr. Hilaly joined Sequoia Capital, a venture capital firm, in April 2012 and has served as a Managing Member of Sequoia Capital Operations, LLC since January 2015. He currently serves on the board of directors of MobileIron, Inc. and a number of privately-held companies, including Clari, Inc. and ThousandEyes, Inc.
Prior to joining Sequoia Capital, Mr. Hilaly served as Vice President, Engineering at Symantec Corp. from June 2011 to April 2012. He was the Chief Executive Officer of Clearwell Systems, Inc., a provider of analytics software for electronic discovery, from April 2005 until Clearwell Systems, Inc.’s acquisition by Symantec Corp. in June 2011. Prior to that, Mr. Hilaly was the founder and Chief Executive Officer of CenterRun, Inc., a pioneer in datacenter automation, which was acquired by Sun Microsystems, Inc. Mr. Hilaly holds an M.B.A. degree from Harvard Business School, an M.A. degree in Economics from McGill University and a B.A. degree from Oxford University.
We believe that Mr. Hilaly is qualified to serve as a member of our board of directors due to his business experience in technology companies and his experience serving the boards of both public and private companies.
Stanley Meresman. Mr. Meresman has served as a member of our board of directors since May 2018. During the last ten years, Mr. Meresman has served on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. He currently serves on the board of directors and as chair of the audit committee of Snap, Inc.
Previously, Mr. Meresman served as a member of the board of directors, including service as chair of the audit committee, of Palo Alto Networks, Inc. from September 2014 to December 2018, LinkedIn Corporation from October 2010 to December 2016, Zynga Inc. from June 2011 to June 2015, Meru Networks, Inc. from September 2010 to May 2013, and Riverbed Technology, Inc. from March 2005 to May 2012. From January 2004 to December 2004, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years before joining Technology Crossover Ventures, he was a private investor and board member and adviser to several technology companies. From May 1989 to May 1997, Mr. Meresman served as the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. Mr. Meresman holds a B.S. degree in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. degree from the Stanford Graduate School of Business.
We believe that Mr. Meresman is qualified to serve as a member of our board of directors due to his financial expertise and years of strategic and management experience in the technology industry.

Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TWO NAMED CLASS I DIRECTOR NOMINEES.
Information about Other Directors Not Standing for Election at this Meeting
Directors who will continue to serve after the Annual Meeting are:
Class II Directors with Terms Expiring at the 2020 Annual Meeting
Ian Clark. Mr. Clark has served as a member of our board of directors since December 2016 and is our lead independent director. Mr. Clark currently serves on the boards of directors of Corvus Pharmaceuticals, Inc., Takeda Pharmaceutical Company Limited and other privately-held companies, including Forty Seven, Inc. He has also served as a member of Forty Seven, Inc.’s audit committee since May 2018.
Previously, Mr. Clark served on the board of directors of Shire Pharmaceuticals, Inc. from February 2017 to January 2019. He served on the board of directors and audit committee of Kite Pharma, Inc. from January 2017 to October 2017. He served as Chief Executive Officer of Genentech Inc. from January 2010 to December 2016. Prior to that, he was the Executive Vice President and Chief Marketing Officer of the Roche Group from April 2009 to December 2009. Prior to his time at the Roche Group, Mr. Clark held several senior management positions at Genentech Inc. from January 2003 to March 2009, including Head of Global Product Strategy, Chief Marketing Officer, Senior Vice President, General Manager of BioOncology and Executive Vice President, Commercial Operations. Before joining Genentech Inc., Mr. Clark spent 23 years in the biopharmaceutical industry in senior roles at Novartis International AG, Ivax Pharmaceuticals, Inc. and Sanofi S.A. in the United Kingdom, France and Eastern Europe. He started his career at G.D. Searle, LLC, a subsidiary of Monsanto Corporation, holding positions in sales and marketing. Mr. Clark received a B.S. degree in Biology from South Hampton University.
We believe that Mr. Clark is qualified to serve as a member of our board of directors due to his vast experience in the biopharmaceutical industry, combined with his experience serving on the boards of directors of multiple public and private companies.
Samir Kaul. Mr. Kaul has served as a member of our board of directors since April 2014. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on technology investing, since February 2006 and currently serves on the boards of directors of several private companies.
Previously, Mr. Kaul served as a member of the board of directors of Gevo, Inc. from March 2013 to May 2014 and Amyris, Inc. from May 2006 to May 2012. Prior to that, Mr. Kaul was a member of Flagship Pioneering Inc., a venture capital firm, from June 2002 to May 2006. Prior to that, Mr. Kaul worked at the Institute for Genomic Research. Mr. Kaul holds a B.S. degree in Biology from the University of Michigan, an M.S. degree in

Biochemistry from the University of Maryland and an M.B.A. degree from Harvard Business School.
We believe that Mr. Kaul is qualified to serve as a member of our board of directors due to his wide-ranging experience in technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.
Dipchand Nishar. Mr. Nishar has served as a member of our board of directors since October 2018. Mr. Nishar has served as a Senior Managing Partner of SoftBank Investment Advisers (US) Inc. since June 2015 and as a member of the board of directors of TripAdvisor, Inc. since September 2013, in addition to currently serving on the boards of directors of several private companies.
Previously, Mr. Nishar served on the OPower, Inc. board of directors from August 2013 to June 2016. He served as Vice President, Products at LinkedIn Corporation from January 2009 to May 2011 and as Senior Vice President from May 2011 to October 2014. Prior to that, Mr. Nishar served in several roles, including as the senior director of products for the Asia-Pacific region at Google Inc. from August 2003 to January 2009. Mr. Nishar holds an M.B.A. degree from Harvard Business School, an M.S. degree in Electrical Engineering from the University of Illinois, Urbana-Champaign, and a B. Tech degree from the Indian Institute of Technology.
We believe that Mr. Nishar is qualified to serve as a member of our board of directors due to his experience as a public company executive and his knowledge of the technology industry.
Class III Directors with Terms Expiring at the 2021 Annual Meeting
Helmy Eltoukhy, Ph.D. Dr. Eltoukhy is our co-founder and has served as our CEO since January 2013.
Prior to founding our company, Dr. Eltoukhy held various positions at Illumina, Inc. from August 2008 to December 2012, including Senior Director of Advanced Technology Research, where he developed novel chemistries, hardware and informatics for genetic analysis systems. In June 2007, he co-founded Avantome Inc. to commercialize semiconductor sequencing to help speed up the democratization of high throughput DNA sequencing and served as Chief Executive Officer until its acquisition by Illumina in August 2008. He joined the Stanford Genome Technology Center as a post-doctoral fellow in 2006 to work on low-cost DNA sequencing technologies. During his doctoral studies and at the Stanford Genome Technology Center, he developed the first semiconductor sequencing platform and first base-calling algorithm for next-generation sequencing under several National Human Genome Research Institute grants. He received his Ph.D., M.S. and B.S. degrees in electrical engineering from Stanford University.

We believe that Dr. Eltoukhy is qualified to serve as a member of our board of directors due to his extensive knowledge of our company as co-founder and CEO and his experience in the life sciences and biotechnology industries.
AmirAli Talasaz, Ph.D. Dr. Talasaz is our co-founder and chairman of our board of directors and has served as our President and COO since January 2013.
Prior to founding our company, Dr. Talasaz held various positions at Illumina, Inc., including Senior Director of Diagnostics Research from October 2011 to June 2012, where he led the efforts for emerging clinical applications of next-generation genomic analysis. During that time, he developed different genomic technologies suitable for clinical applications. In March 2008, he founded Auriphex Biosciences, Inc., which focused on purification and genetic analysis of circulating tumor cells for cancer management. The technology was acquired by lllumina, Inc. in 2009. During his academic years, he led the Technology Development group at the Stanford Genome Technology Center. He received his Ph.D. degree in electrical engineering, M.S. degree in electrical engineering and M.S. degree in management science and engineering from Stanford University.
We believe that Dr. Talasaz is qualified to serve as chairman of our board of directors due to his extensive knowledge of our company as co-founder and President and COO and his knowledge of the life sciences and biotechnology industries.
Bahija Jallal, Ph.D. Dr. Jallal has served as a member of our board of directors since April 2019. Dr. Jallal has served as the Chief Executive Officer of Immunocore Limited, a T cell receptor biotechnology company, since January 2019.
Prior to that, she served as Executive Vice President of AstraZeneca PLC, a pharmaceutical and biopharmaceutical company, from October 2013 to January 2019, and President of MedImmune, a subsidiary of AstraZeneca, from January 2013 to January 2019. She joined MedImmune in 2006 and held various research and development positions, including Senior Vice President, Research and Development, from 2010 to 2013. Dr. Jallal has been a member of the boards of directors of Immunocore Limited since January 2019 and of Anthem, Inc. since February 2018. Additionally, she is a member of the Board of Trustees of Johns Hopkins University and UMB Health Sciences Research Park Corporation and Past President of the Association for Women in Science. She received her Ph.D. degree in physiology and DEA degree in physiology and biology from the Université de Paris VI, and her AEA degree in plant physiology and M.S. degree in biology from the Université de Paris VII.
We believe that Dr. Jallal is qualified to serve as a member of our board of directors due to her extensive experience in the biopharmaceutical industry, in addition to her service as an executive at a number of companies.

EXECUTIVE OFFICERS
The following sets forth information regarding our executive officers as of the Record Date. Biographical information pertaining to Helmy Eltoukhy, who is a member of our Board and our CEO, and AmirAli Talasaz, who is the Chairman of our Board and our President and COO, may be found in the section above entitled “Proposal 1: Election of Directors—Information about Other Directors Not Standing for Election at this Meeting.”

Name	Age	Position
Derek Bertocci	65	Chief Financial Officer
Richard Lanman, M.D.	64	Chief Medical Officer
Michael Wiley	43	Chief Legal Officer
Leena Das-Young, Pharm.D.	57	Chief LUNAR Officer and General Manager
Derek Bertocci. Mr. Bertocci has served as our Chief Financial Officer since July 2016. Prior to joining us, Mr. Bertocci served as Senior Vice President and Chief Financial Officer of Achaogen Inc. from February 2014 to December 2015. Prior to that, Mr. Bertocci was Senior Vice President and Chief Financial Officer of Accuray Incorporated, a publicly traded radiation oncology company, from January 2009 to September 2013. From October 2006 through December 2008, Mr. Bertocci served as the Chief Financial Officer of BioForm Medical, Inc., a publicly traded medical aesthetics company. From June 2005 to July 2006, he was Chief Financial Officer of Laserscope, a publicly traded provider of lasers and fiber optic devices for urology and aesthetic surgery. Prior to that, Mr. Bertocci spent a number of years in various roles at VISX Incorporated, a publicly traded provider of systems for laser vision correction surgery, including as Chief Financial Officer from March 2004 to May 2005 and Vice President and Controller from 1998 to March 2004. Mr. Bertocci holds a B.A. degree from Stanford University and an M.B.A. degree from the University of Southern California. Mr. Bertocci is also a Certified Public Accountant (inactive).
Richard Lanman, M.D. Dr. Lanman has served as our Chief Medical Officer since September 2014. Prior to joining us, Dr. Lanman served as Chief Medical Officer of Veracyte, Inc. from July 2008 to September 2014, where he managed collaborations with academic and community-based physician thought leaders and led studies and publications resulting in broad managed care coverage for the Afirma thyroid cancer test. Prior to that, he served as Chief Medical Officer of diaDexus, Inc. from April 2005 to July 2008 and of Atherotech, Inc. from November 2000 to March 2005. Prior to Atherotech, Inc., Dr. Lanman was the Medical Director and Senior Vice President of San Jose Medical Group from October 1993 to April 1995 and the Chief of Quality at Kaiser Permanente from July 1985 to September 1993. Dr. Lanman received his M.D. degree from Northwestern University and a B.S. degree in chemistry from Stanford University.
Michael Wiley. Mr. Wiley has served as our Chief Legal Officer since July 2016. He previously served as our President from July 2012 to January 2013 and as our Chief Financial Officer from January 2013 to July 2016. Prior to joining our company, Mr. Wiley served as Vice President of Finance and Legal of Voyage Medical Inc., a medical device company, from August 2008 to April 2009 and then as Chief Financial Officer from April 2009 to July 2012. Prior to that, he was Vice President of Finance at Microchip Biotechnologies, Inc. from May 2006 to August 2008. Earlier in his career, he was a corporate attorney at Venture Law Group and acted as in-house associate counsel for Novell, Inc., where he focused on intellectual property and employment issues. He also worked for KPMG LLP as a tax accountant. Mr. Wiley received a J.D. degree from the J. Reuben Clark Law School at Brigham Young University and a B.S. degree in accounting from Brigham Young University.
Leena Das-Young, Pharm.D. Ms. Das-Young has served as our Chief LUNAR Officer and General Manager since June 2018. Prior to joining us, she served as Vice President and Head of Late Phase Development for various Pfizer Inc. oncology departments from November 2013 to June 2018, where she oversaw a portfolio of oncology drugs for solid tumors and hematologic malignancies. She also served as a senior commercial leader from November 2008 to June 2010, and as a U.S. commercial leader from June 2003 to October 2008, where she oversaw the commercial development, marketing and launch of oncology products. Before her work at Pfizer Inc., she served as the Vice President of Marketing at Eximias Pharmaceutical Corporation from November 2001 to May 2003. She received her B.S. degree in pharmacy and Pharm.D. degree from Purdue University.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary compensation table” below. In 2018, our “named executive officers” and their positions were as follows:

•	Helmy Eltoukhy, Chief Executive Officer;

•	AmirAli Talasaz, President and Chief Operating Officer;

•	Leena Das-Young, Chief Lunar Officer; and

•	Richard Lanman, Chief Medical Officer.
Although AmirAli Talasaz, or President and Chief Operating Officer, is not a named executive officer for 2018 under applicable SEC rules, we chose to include him as a named executive officer, and a discussion of his compensation for 2018, given his role and impact at our company.
Summary Compensation Table
The following table sets forth information concerning the compensation that was awarded to, earned by or paid to our named executive officers for services rendered during the years ended December 31, 2017 and December 31, 2018.

Name and Principal	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Helmy Eltoukhy Chief Executive Officer	2018	$480,000	—	—	$336,000	$2,405	$818,405
	2017	$460,000	—	$3,459,658	$215,050	$1,405	$4,136,113
AmirAli Talasaz President and Chief Operating Officer	2018	$480,000	—	—	$336,000	$2,405	$818,405
	2017	$460,000	—	$3,459,658	$215,050	$1,405	$4,136,113
Leena Das-Young Chief Lunar Officer	2018	$199,000	$165,746	$1,061,000	$42,254	$250,000	$1,718,000
Richard Lanman Chief Medical Officer	2018	$367,666	$86,824	$338,000	$64,176	$5,926	$862,592

(1)
Amounts for Ms. Das-Young and Dr. Lanman represent discretionary bonuses paid under our 2018 bonus program in respect of their services in 2018. In addition, the amount for Ms. Das-Young reflects a $120,000 signing bonus that we paid to her in connection with the commencement of her employment. The signing bonus must be repaid to us, on a pro-rated basis, if she voluntarily terminates her employment within two years following her employment start date.

(2)
In accordance with SEC rules, amounts in this column reflect the aggregate grant-date fair value of stock options granted during the applicable year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock options made to executive officers in Note 12 to our audited consolidated financial statements included in our Form 10-K filed with the SEC on March 19, 2019.

(3)
Amounts in this column represent bonuses earned by the named executive officer in the applicable year under our annual bonus program based on the achievement of pre-determined Company performance goals.

(4)
Amount for Mr. Das-Young reflects a $250,000 relocation bonus made to Ms. Das-Young in connection with the commencement of her employment, to induce her to move from San Diego to the Bay Area. The relocation bonus must be repaid to us, in whole or in part, if she voluntarily terminates her employment within two years following her employment start date.

Narrative to Summary Compensation Table
Annual Base Salaries
Each named executive officer receives an annual base salary to compensate the executive for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
The following table shows the 2017, 2018 and 2019 base salaries payable to each of our named executive officers. The base salaries payable to Drs. Eltoukhy and Talasaz increased by $20,000, effective January 1, 2018 and further increased by an additional $20,000, effective January 1, 2019. In September 2018, the Company approved a base salary increase for Dr. Lanman of $21,500, which was effective April 1, 2018. In March 2019, our Compensation Committee approved base salary increases for Ms. Das-Young and Dr. Lanman of $3,000 and $68,000, respectively, effective April 1, 2019. All of the foregoing changes were made based on recommendations outlined in a peer compensation report conducted by Compensia, and the salary increases for Drs. Eltoukhy and Talasaz were intended to target the 25th percentile of the salaries in the peer group and between the 25th and 50th percentiles of salaries in the peer group for Dr. Lanman. Companies in the peer group included those in the biotechnology, healthcare diagnostics or life sciences industries with comparable revenues and market capitalization to our company. Actual base salaries paid to each named executive officer in 2018 are set forth in the Summary Compensation Table above.

Name and Title	2017 Annual Base Salary	2018 Annual Base Salary	2019 Annual Base Salary
Helmy Eltoukhy Chief Executive Officer	$460,000	$480,000	$500,000
AmirAli Talasaz President and Chief Operating Officer	$460,000	$480,000	$500,000
Leena Das-Young Chief Lunar Officer	—	$398,000	$401,000 (1)
Richard Lanman Chief Medical Officer	$360,500 (2)	$382,000 (3)	$450,000 (1)

(1)	Annual base salary rate effective April 1, 2019.

(2)	Annual base salary rate effective April 1, 2017.

(3)	Annual base salary rate effective April 1, 2018.
2018 Annual Bonuses
Historically, we have awarded annual cash bonuses to certain of our employees, including to our named executive officers. Annual bonuses generally are designed to incentivize our named executive officers to attain company and/or individual performance goals for the applicable year. Our Compensation Committee determines the level of achievement of the performance goals for each year.
In 2018, Drs. Eltoukhy, Talasaz and Lanman and Ms. Das-Young had an annual bonus opportunity targeted at 50%, 50%, 30% and 40%, respectively of his or her base salary. For Drs. Eltoukhy and Talasaz, their annual bonus opportunities were based entirely on the achievement of corporate performance goals; with respect to Ms. Das-Young and Dr. Lanman, their annual bonus opportunities were based 40% on the achievement of corporate performance goals and 60% on an analysis of individual performance (as determined by the founders). The relevant corporate goals, and their applicable weightings, were as follows:

Performance Criteria	Weighting
Achieve board-approved financial plan related to revenue, gross margin and operating income	50%
Achieve goals related to coverage expansion and certain clinical data development	10%
Achieve goals related to FDA regulatory submission	20%
Achieve goals related to Lunar 1 development	10%
Achieve goals related to long-term growth	10%

In 2018, we exceeded each of our revenue, gross margin and operating income related goals, and fully or partially achieved the remaining goals. Therefore, our Compensation Committee determined that the corporate performance goals were attained at a level of 144%. With respect to Ms. Das-Young and Dr. Lanman, the founders determined that they achieved 125% of their target bonus opportunities associated with their individual performance. The annual cash bonuses actually earned by each named executive officer for 2018 performance are set forth in the following table.

Name and Title	2018 Bonus
Helmy Eltoukhy Chief Executive Officer	$336,000
AmirAli Talasaz President and Chief Operating Officer	$336,000
Leena Das-Young Chief Lunar Officer	$88,000
Richard Lanman Chief Medical Officer	$151,000

Signing bonus; relocation bonus
In addition, in 2018, in conjunction with the commencement of her employment and pursuant to her employment letter, Ms. Das-Young received a one-time sign-on bonus of $120,000 and a one-time relocation bonus of $250,000. These bonuses will not be earned in full until the second anniversary of Ms. Das-Young’s hire date, and are repayable, in part or in full, if the Ms. Das-Young voluntarily resigns her employment prior to such anniversary.

Equity compensation
We historically have used stock options as the primary incentive for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, which generally is set at the fair market value of our common stock as of the applicable grant date. Prior to our IPO in 2018, our Board was responsible for approving equity-based awards; since our IPO our Compensation Committee has approved equity-based awards to our named executive officers.
In 2018, our Board approved the grant to Ms. Das-Young and Dr. Lanman of stock options covering a number of shares of our common stock as set forth in the table below. Ms Das-Young’s and Dr. Lanman’s stock options have a per-share exercise price of $7.01 and $8.80, respectively, which our Board determined was the fair market value of our common stock on the applicable grant date. The options were granted pursuant to our Amended and Restated 2012 Stock Plan (the "2012 Plan"). Dr. Lanman’s option vests in substantially equal monthly installments over a four-year period starting from the vesting commencement date (August 22, 2018 for Dr. Lanman), subject to his continued service. Ms. Das-Young’s option vests as to 25% of the shares subject to the option will vest on the one year anniversary of the vesting commencement date (June 18, 2018, which is her date of employment start) and 1/48th will be each month thereafter, subject to her continued service. In the event that the applicable named executive officer is terminated by us without cause within six months following a change in control, the executive’s option will vest in full.
The following table sets forth the stock options granted to our named executive officers in the 2018 fiscal year.

Named Executive Officer	Number of Shares Subject to Options Granted in 2018
Leena Das-Young	221,340
Richard Lanman	55,335

Since our IPO we have maintained the 2018 Incentive Award Plan (the "2018 Plan") in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. With the adoption of the 2018 Plan, no further grants have been made under the 2012 Plan. The number of shares available for issuance under the 2018 Plan is subject to an annual increase as described under the section entitled “Equity Compensation Plan Information”. In April 2019, the Board waived the automatic annual increase to the shares available for issuance under the 2018 Plan due to proximity of the annual increase to the closing of our IPO.
Other elements of compensation
Retirement plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code, and our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We did not make any matching contributions under our 401(k) plan in 2018; however, we have begun making matching contributions in 2019.
Employee benefits and perquisites
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	short-term and long-term disability insurance; and

•	life and accidental death and dismemberment insurance.
We also provide supplemental short-term disability coverage to our named executive officers in addition to the short-term disability coverage provided to our full-time employees generally.
We believe the perquisites and benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No tax gross-ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding equity awards at fiscal year-end

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2018.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Helmy Eltoukhy	7/14/2017(1)	499,617	699,465	$4.18	7/13/2022
AmirAli Talasaz	7/14/2017(1)	499,617	699,465	$4.18	7/13/2022
Leena Das-Young	7/24/2018(2)	0	221,340	$7.01	7/23/2028
Richard Lanman	10/16/2014	111,652	0	$1.43	10/15/2023
	5/31/2017(3)	15,370	21,520	$4.18	5/30/2027
	8/22/2018(3)	4,611	50,324	$8.80	8/21/2028

(1)
1/48th of the shares subject to the option will vest on each monthly anniversary of the vesting commencement date (April 23, 2017), subject to the executive’s continued service. In addition, the options granted to Drs. Eltoukhy and Talasaz may be subject to accelerated vesting in connection with certain terminations of employment, as described below.

(2)
1/4th of the shares subject to the option will vest on the one year anniversary of the vesting commencement date (June 18, 2018) and 1/48th will be each month thereafter, subject to Ms. Das-Young’s continued service. In addition, this option may be subject to accelerated vesting in connection with certain terminations of employment, as described below.

(3)
1/48th of the shares subject to the option will vest on each monthly anniversary of the vesting commencement date (the date of grant), subject to the Dr. Lanman’s continued service. In addition, these options may be subject to accelerated vesting in connection with certain terminations of employment, as described below.

Employment offer letters
In July 2014, we entered into an offer letter with Rick Lanman, our Chief Medical Officer.
Under his offer letter, Mr. Lanman’s initial annual base salary was $325,000. In addition, Mr. Lanman was eligible to receive an annual cash incentive bonus of up to $50,000 each year. The actual amount of any such bonus was to be determined by reference to the attainment of mutually agreed-upon milestones. Mr. Lanman’s offer letter also provides for an opportunity to participate in customary health, welfare, and fringe benefit plans.

The offer letter also provides that the Company would recommend to the Board that Mr. Lanman be granted an option to purchase 111,652 shares of the Company’s common stock (on a post-split basis), with an exercise price equal to the per-share fair market value of our common stock on the date of grant. The option vested and become exercisable with respect to 25% of the shares on the 12 month anniversary of the vesting commencement date set forth in the applicable stock option agreement, and with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date thereafter, subject to continued service. As of December 31, 2018, this option was vested and exercisable in full.
Leena Das-Young
In May 2018, we entered into an employment offer letter with Leena Das-Young, our Chief LUNAR Officer and General Manager. The following is a summary of the material terms of the employment letter.
Under her employment letter, Ms. Das-Young’s initial annual base salary is $398,000. In addition, Ms. Das-Young is eligible to receive an annual cash performance bonus targeted at 35% of her base salary, pro-rated for any partial year of service. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and individual performance objectives, and may be greater or less than the target amount, or zero. In connection with her hiring and entering into her employment letter, Ms. Das-Young received a sign-on bonus of $120,000 and a relocation payment of $250,000, both of which must be repaid on a prorated basis in the event that she voluntarily terminates her employment prior to completing 24 months of service. In addition, a condition to the relocation payment is that Ms. Das-Young permanently relocates to the Bay Area by December 31, 2018 (which she completed in 2018). Ms. Das-Young also is eligible to participate in customary health, welfare and fringe benefit plans.
The employment letter also provides that the Company will recommend to the Board that Ms. Das Young be granted an option to purchase 221,340 shares of our common stock (on a post-split basis), with an exercise price equal to the per-share fair market value of our common stock on the date of grant. This option will vest and become exercisable with respect to 25% of the shares on the 12 month anniversary of the vesting commencement date set forth in the applicable stock option agreement, and with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date thereafter, subject to continued service.
Severance and change in control arrangements
Executive Severance Plan
In September 2018, our Board adopted the Guardant Health, Inc. Executive Severance Plan (the "Severance Plan"). The Severance Plan provides for the payment of certain severance and other benefits to participants according to their participant tier in the event of a qualifying termination of employment with us. Each of Drs. Eltoukhy and Talasaz is designated as a “Tier 1” participant. Each of Dr. Lanman and Ms. Das-Young is designated as a “Tier 2” participant.
Severance Not in Connection with a Change in Control. Under the Severance Plan, in the event of a termination of a participant’s employment by us without “cause” or by the participant for “good reason,” in either case, more than three months prior to or more than one year after “a change in control” (as defined in the 2018 Plan), the participant will be eligible to receive the following benefits:

•	“Tier 1” participants:

◦	a lump-sum cash payment equal to 100% of the participant’s then-current annual base salary; and

◦	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months.

•	“Tier 2” and “Tier 3” participants:

◦	a lump-sum cash payment equal to 50% of the participant’s then-current annual base salary; and

◦	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 6 months.
Severance in Connection with a Change in Control. In the event of a termination by us of a participant’s employment without “cause” or by the participant for “good reason,” in either case, within the period beginning three months prior to a “change in control” (as defined in the 2018 Plan) and ending on the one-year anniversary of such change in control, the participant will be eligible to receive:

•	“Tier 1” participants:

◦
a lump sum cash payment equal to the sum of (a) 150% of the participant’s then-current annual base salary and (b) 100% of the participant’s target cash performance bonus, if any, for the year in which the qualifying termination occurs;

◦	accelerated vesting of all equity awards which vest based solely on the participant’s continued service with us or the passage of time; and

◦	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 18 months.

•	“Tier 2” and “Tier 3” participants:

◦
a lump sum cash payment equal to 100% (75% for “Tier 3” participants) of the sum of participant’s then-current annual base salary and target cash performance bonus, if any, for the year in which the qualifying termination occurs;

◦	accelerated vesting of all equity awards which vest based solely on the participant’s continued service with us or the passage of time; and

◦	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months (nine months for “Tier 3” participants).
Any participant’s right to receive the severance payments and benefits described above is subject to his or her delivery and, as applicable, non-revocation of a general release of claims in our favor, and his or her continued compliance with any applicable restrictive covenants.
In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the participant.
For purposes of the Severance Plan, “cause” generally means the occurrence of any one or more of the following events (unless, to the extent capable of correction, the participant fully corrects the circumstances constituting cause within 15 days after written notice thereof): (i) the participant’s willful failure to substantially perform his or her duties (other than such failure resulting from the participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for “good reason”), after a written demand for performance is delivered to the participant by our Compensation Committee; (ii) the participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to us; (iii) the participant’s material misappropriation or embezzlement of our property or the property of any of our affiliates; (iv) the participant’s commission of (including entry of a guilty or no contest plea to) a felony (other than a traffic violation) or other crime involving moral turpitude, or the participant’s commission of unlawful harassment or discrimination; (v) the participant’s willful misconduct or gross negligence with respect to any material aspect of our business or a material breach by the participant of his or her fiduciary duty to us, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on us; or (vi) the participant’s material breach of his or her obligations to us under a written agreement with us.
For purposes of the Severance Plan, “good reason” generally means the occurrence of any one or more of the following without the participant’s prior written consent unless we fully correct the circumstances constituting good reason (provided such circumstances are capable of correction): (i) a material diminution in the participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by us promptly after receipt of notice thereof given by the participant; (ii) the material reduction by us of participant’s then-current annual base salary, other than as a result of a proportionate, across-the-board reduction of base compensation payable to similarly situated employees; or (iii) a material change in the geographic location at which the participant performs his or her principal duties for us to a new location that is more than 30 miles from the location at which the participant performs his or her principal duties for us as of the date on which he or she first becomes a participant in the Severance Plan. The participant will not be deemed to have resigned for “good reason” unless (1) he or she provides us with written notice setting forth in reasonable detail the facts and circumstances claimed by the participant to constitute “good reason” within 90 days after the date of the occurrence of any event that the participant knows or should reasonably have known to constitute “good reason,” (2) we fail to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the participant’s termination for “good reason” occurs no later than 60 days after the expiration of the 30-day cure period set forth above.
Elthoukhy and Talasaz Letter Agreements
In addition, in 2019 we entered into letter agreements with each of Drs. Eltoukhy and Talasaz that provide that if either executive experiences a “qualifying termination” of employment (as defined in the Severance Plan), other than in connection with a change in control, then each time-based vesting company equity award held by the executive will vest and become exercisable as to the portion of the award that would have vested over the one-year period following the termination date (had the executive remained in continuous service during such period). This acceleration right is subject to the executive’s timely executive and non-revocation of a general release of claims.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the equity awards outstanding as of December 31, 2018 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders (1)	7,588,405 (2)	$4.58 (2)	4,478,757 (3)
Equity compensation plan not approved by security holders	—	—	—
Total	7,588,405	$4.58	4,478,757
___________

(1)	Consists of the 2012 Plan, the 2018 Plan and the 2018 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2012 Plan.

(2)	Represents outstanding options and their weighted average exercise price.

(3)	Includes 3,556,507 shares available for issuance under the 2018 Plan and 1,405,509 shares reserved for issuance under the ESPP.
The maximum number of shares subject to purchase under our ESPP offering outstanding on December 31, 2018 is 1,405,509 (the maximum number of shares available for issuance); on January 31, 2019 our employees purchased 119,886 shares under this ESPP offering.
An aggregate of 3,658,602 shares of our common stock was initially available for issuance under awards granted pursuant to the 2018 Plan. In addition, the number of shares available for issuance under the 2018 Plan will be increased on January 1 of each calendar year beginning in 2019 and ending in 2028 by an amount equal to the least of (i) 3,689,000 shares, (ii) four percent of the shares of common stock outstanding (on an as converted basis) on the final day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board.

In April 2019, the Board waived the automatic annual increase to the shares available for issuance under our 2018 Plan and our ESPP due to proximity of the annual increase to the closing of our IPO. This waiver will not impact any future annual increases.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Ernst & Young served as our independent registered public accounting firm for our fiscal year ended December 31, 2018.
Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our Board is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of Ernst & Young, our Audit Committee may reconsider the appointment or may continue to retain Ernst & Young for 2019. Representatives of Ernst & Young will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

AUDIT MATTERS
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for the years ended December 31, 2018 and December 31, 2017, respectively.

Type of Fees	2018	2017
Audit Fees	$2,739,000	$687,000
Audit Related Fees	271,000	145,000
Tax Fees	17,000	58,000
All Other Fees	—	—
Total Fees	$3,027,000	$890,000
In the above table, in accordance with the definitions of the SEC, are the following fees:

•
“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements included in our annual report on Form 10-K and registration statement on Form S-1, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q and other professional services related to our IPO and various consultation matters;

•
“Audit Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and are not reported under “Audit Fees”; and

•	“Tax Fees” include fees related to preparation and filing of our U.S. federal and state tax returns, as well as audit support.
Pre-Approval Policies and Procedures
The Audit Committee has approved all audit and non-audit services provided in 2018, prior to such service being provided by Ernst & Young. The Audit Committee’s policy is for the Audit Committee to approve all audit and non-audit services prior to such services being performed by the independent registered public accounting firm.
Audit Committee Report
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management of Guardant Health, Inc. and with Guardant Health, Inc.’s independent registered public accounting firm, Ernst & Young LLP.

The Audit Committee has discussed with Ernst & Young LLP those matters required by Statement on Accounting Standards No. 1301, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Guardant Health, Inc. and its management.
Based on the review and discussions referenced above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2018 be included in the Annual Report on Form 10-K for that year for filing with the SEC.
Respectfully submitted by the Audit Committee,
Stanley Meresman (Chair)
Ian Clark
Samir Kaul

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.
Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee's next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person. Unless noted otherwise, all of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy.
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock (a “Related Party Stockholder”). We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.
Joint Venture with SoftBank
In May 2018, we formed a joint venture, Guardant Health AMEA, Inc. (the “Joint Venture”), with an entity affiliated with SoftBank, relating to the sale, marketing and distribution of our tests in all areas in the “JV Territory” which is defined as all areas in the worldwide outside of North America, Central America, South America, the United

Kingdom, all other member states of the European Union as of May 2017, Iceland, Norway, Switzerland and Turkey. In a given country, depending on the market opportunity in a country, the Joint Venture may create direct operations, sell through a distribution model or license to a third party. Direct operations would entail full operations, including a laboratory, sales and marketing and regulatory, among other functions. Under the distribution model, our tests would be marketed and sold by the Joint Venture or a third-party distributor in relevant countries within the JV Territory, and the tests would be performed by or on behalf of us or our affiliates outside of such countries on samples obtained by the Joint Venture or third-party distributor in such countries. Under the license model, the Joint Venture, or an entity designated by the Joint Venture, would be licensed to market and sell the tests in relevant countries within the JV Territory, and the Joint Venture, or an entity designated by the Joint Venture, would perform the tests on samples obtained in such countries. Following a determination by the board of directors of the Joint Venture on the appropriate model for an individual country, we will enter into agreements with the Joint Venture with respect to the individual country based on the license or distribution model. We expect to rely on the Joint Venture to accelerate commercialization of our products in Asia, the Middle East and Africa, with our initial focus being on Japan. The Joint Venture generated total revenue of $2.6 million for the year ended December 31, 2018, all of which was from direct sales.
SoftBank Vision Fund (AIV M1) L.P. holds more than 5% of our capital stock and Dipchand Nishar, who currently serves on our Board, is a senior managing partner at SoftBank Investment Advisers.
Formation, Capitalization and Financing of Joint Venture
In May 2018, an entity affiliated with SoftBank purchased 50% of the original issued shares of the Joint Venture in exchange for $41.0 million in cash. In May 2018, we also purchased 50% of the original issued shares of the Joint Venture in exchange for $9.0 million in cash and our entry into various ancillary agreements necessary to provide the Joint Venture with the rights needed to operate its business. As a result of these transactions, we and SoftBank each currently own 50% of the outstanding capital stock of the Joint Venture. All stockholders of the Joint Venture have a pro rata right to any dividends or other distributions from the Joint Venture, in proportion to the holder’s percentage ownership in the Joint Venture.
Under the terms of the joint venture agreement, neither we nor SoftBank or its affiliates is obligated to make any further capital contribution, in cash or otherwise, to the Joint Venture. In the event the Joint Venture requires any additional funding for its operations, the Joint Venture may seek debt financing from third parties, or may seek additional financing from its major shareholders, which will be on a pro rata basis among major shareholders unless such shareholders agree otherwise. For purposes of the joint venture agreement, “major shareholder” refers to us, so long as we hold at least 50% of the shares in the Joint Venture issued to us in May 2018, to SoftBank, so long as it and its affiliates hold at least 50% of the shares in the Joint Venture issued to it in May 2018, and to any other shareholder holding at least 30% of the outstanding shares of the Joint Venture.
Governance and Related Party Transactions
The board of directors of the Joint Venture is responsible for the supervision and management of the Joint Venture. Under the terms of the joint venture agreement, the board of directors of the Joint Venture is required to consist of four directors, with two being appointed by us and two being appointed by SoftBank. Each director is entitled to one vote, and each resolution of the board requires majority approval, including by at least one of our appointed directors and one of SoftBank’s appointed directors. The board’s chair position is required to be held in alternate years by a SoftBank appointee and one of our appointees. Both we and SoftBank may remove our own appointed directors by giving written notice to the other party.
Notwithstanding the foregoing, any decision on behalf of the Joint Venture relating to, among other things, action by the Joint Venture relating to the entry into, termination, amendment or waiver of any provision of an agreement between the Joint Venture and either us or SoftBank is required to be made by the disinterested party’s director appointees.
Put-Call Arrangement
The joint venture agreement includes a put-call arrangement with respect to the shares of the Joint Venture held by SoftBank and its affiliates. Under certain specified circumstances and on terms specified in the joint venture agreement as described below, SoftBank will have the right to cause us to purchase all such shares of the Joint Venture (the “put right”), and we will have a similar right to purchase all such shares (the “call right”) as described below.
Triggers of Rights
Material Change in Business - If our business model were to materially change such that the sale, marketing and distribution of our tests in the territory covered by the joint venture agreement was no longer economical, SoftBank would have the right to cause us to purchase, or we would have the right to purchase, all of the shares of the Joint Venture held by SoftBank and its affiliates. In this instance, we would be required to repurchase the shares at an aggregate purchase price of $41.0 million, the original purchase price paid by SoftBank to the Joint Venture for the shares.
Deadlock Trigger - Additionally, both we and SoftBank may exercise our respective rights in the event of certain disagreements relating to the Joint Venture, other than one relating to the Joint Venture’s business plan or to factual matters that may be capable of expert determination (a “Deadlock Trigger”). In the event of a material disagreement relating to the joint venture or its business that may seriously affect the ability of the joint venture to perform its obligations under the joint venture agreement or may otherwise seriously impair the ability of the Joint Venture to conduct its business in an effective matter, the matter is to be referred to ours and SoftBank’s respective chairs or chief executives. Following discussions between those individuals, if either party provides written notice to the other of an intention to seek formal resolution of the disagreement within 90 days, and the disagreement has not been resolved within those 90 days, then SoftBank will have a right to exercise its put right and we will have a right to exercise our call right.
Other Triggers - Both we and SoftBank were entitled to exercise our respective rights following the effective time of our IPO (the “IPO Trigger”), and we may also exercise our respective rights following a change in control of our company (the “Change in Control Trigger”) or the seventh anniversary of the formation of the Joint Venture (the “Time-Based Trigger”), or each subsequent anniversary of each of the foregoing events. In order to exercise its right, a party must provide the other party with written notice within 30 days of the IPO Trigger, the Change in Control Trigger or the Time-Based Trigger, as applicable.
Each party may also exercise its right following a material breach of the joint venture agreement by the other party that goes unremedied within 20 business days.
Purchase Procedure and Limitations
In the event either we or SoftBank properly exercise our respective rights, we are required to purchase the shares of the Joint Venture on a date determined by us and no more than 30 business days after the determination of the aggregate purchase price to be paid for the shares.
We may pay the purchase price for the shares of the Joint Venture in cash, in shares of our capital stock (which may be a non-voting security with senior preferences to all other classes of our equity or, if our common stock is publicly traded on a national exchange, our common stock), or in a combination of cash and our capital stock. In the event SoftBank exercises its put right, we will choose the form of consideration. In the event we exercise our call right, SoftBank will choose the form of consideration. To the extent we pay any portion of the purchase price in cash, we may elect to deliver that portion in the form of a promissory note, secured by a first lien stock pledge in the shares of the Joint Venture we are purchasing and payable within 18 months following the closing date of our purchase of the shares. The terms of the note, including interest rate, will be at prevailing market terms for our third-party borrowings. To the extent we pay any portion of the purchase price in our stock and our stock is publicly traded, SoftBank and its affiliates are required under the joint venture agreement to execute and deliver to us an irrevocable proxy appointing us as the attorney-in-fact and proxy, to vote the shares as we, in our sole discretion, deem proper with respect to such shares.
If, in the event SoftBank exercises its put right, the fair value of the Joint Venture is determined to be greater than 40% of the fair value of our company, then we will only be required to purchase the number of shares of the Joint Venture held by SoftBank and its affiliates having an aggregate value equal to the product of 40% and the pro rata portion of the outstanding shares of the Joint Venture held by SoftBank and its affiliates. If SoftBank and its affiliates continue to hold shares of the Joint Venture on account of this limitation, SoftBank will not be permitted to request that the fair values of the Joint Venture and our company be re-determined for three months.
If, after either we or SoftBank properly exercises our respective rights, we fail to purchase all of the shares of the Joint Venture held by SoftBank and its affiliates, other than in connection with the 40% limitation described in the preceding paragraph, we are required to pay SoftBank interest on the applicable purchase price. The interest will be payable monthly, in cash, at a rate of 15% per annum, and will accrue from the date the purchase of the shares should have occurred until the date we actually purchase the shares.
Determination of Fair Value
In the event either we or SoftBank properly exercises our right respective rights on account of an event other than as described above under “—Triggers of rights—Material change in business,” the purchase price per share of the Joint Venture will be:

•
if the shares of the Joint Venture are publicly traded and listed on a national exchange, equal to the average closing price of the shares for the 20 trading days ending on the business day immediately preceding the date of the put notice, provided that, in the event we exercise our call right, the fair value of the Joint Venture will be deemed to be no less than an amount that yields a 20% internal rate of return on each tranche of capital invested by SoftBank and its affiliates in the Joint Venture, taking into account all proceeds received by SoftBank and its affiliates arising from their shares through such date;

•
if the shares of the Joint Venture are not publicly traded and listed on a national exchange, determined by a third-party valuation firm, and on the assumption that the sale is on an arm’s-length basis on the date of the put or call notice, as applicable, provided that, in the event we exercise our call right, the fair value of the Joint Venture will be deemed to be no less than an amount that yields a 20% internal rate of return on each tranche of capital invested by SoftBank and its affiliates in the Joint Venture, taking into account all proceeds received by SoftBank and its affiliates arising from their shares through such date; or

•
if the fair value is being determined in connection with a Deadlock Trigger being determined in connection with a potential change of control of the Joint Venture, in accordance with the preceding bullets, but will in no event be less than the consideration proposed to be paid in connection with such potential change of control of the Joint Venture.

In the event either we or SoftBank properly exercises our respective rights, the fair value of a share of our capital stock will be:

•
while our common stock is publicly traded and listed on a national exchange, equal to the average closing price of our common stock for the 20 trading days ending on the business day immediately preceding the date of the put notice;

•
if our common stock is not publicly traded and listed on a national exchange, determined by a third-party valuation firm, and on the assumption that the sale is on an arm’s-length basis on the date of the put notice; or

•
if the fair value of our company is being determined in connection with a put or call notice, as applicable, delivered within 30 days following a Change in Control Trigger, the fair value of a share of our capital stock will be equal to the consideration per share paid or payable by the purchaser in such change of control.

Termination
The joint venture agreement will terminate upon any of the following three events: (i) if one party (including any transferees of that party) ceases to hold any shares of the Joint Venture, (ii) if a resolution is passed by the shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that will lead to the Joint Venture being wound up and its assets being distributed among the Joint Venture’s creditors, shareholders or other contributors or (iii) upon written notice of insolvency (as described in the joint venture agreement) of either us or SoftBank.
Investor Rights Agreement
We are party to an amended and restated investor rights agreement (the “Investor Rights Agreement”), with certain of our stockholders who purchased shares of our convertible preferred stock prior to our IPO, which then converted to shares of our common stock in connection with our IPO. These stockholder include certain holders of 5% of our capital stock and entities affiliated with certain of our directors, as well as certain of our directors and executive officers. The Investor Rights Agreement grants rights to certain holders, including certain registration rights with respect to the registrable securities held by them, and also imposes certain affirmative obligations on us, including with respect to the furnishing of financial statements and information to the holders.
Holders of approximately 43 million shares of our common stock are entitled to such registration rights pursuant to the Investor Rights Agreement. These registration rights will expire on the earlier of the date that is three years after the completion of the IPO or, with respect to each stockholder following the completion of this offering, at such time as such stockholder can sell all of its registrable securities pursuant to Rule 144(b)(1)(i) of the Securities Act of 1933, as amended (the “Securities Act”) or holds one percent or less of our outstanding common stock and all of such stockholder’s registrable securities can be sold in any three month period without registration pursuant to Rule 144 of the Securities Act. The registration of shares of our common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. Under the Investor Rights Agreement, we will pay all expenses relating to such registrations, including the reasonable fees and disbursements of one counsel for the participating holders, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares. The Investor Rights Agreement also includes customary indemnification and procedural terms.
Demand Registration Rights
Certain holders of a majority of the registrable securities then outstanding may, on not more than two occasions, request that we prepare, file and maintain a registration statement to register at least a majority of their registrable securities then outstanding, or a lesser percentage of their registrable securities if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7.5 million. Once we are eligible to use a registration statement on Form S-3, certain holders of not less than 25% of the registrable securities then outstanding may request that we prepare, file and maintain a registration statement on Form S-3 covering the sale of their registrable securities, but only if the anticipated offering price, net of underwriting discounts and commissions, would exceed $1 million.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to certain customary marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on Form S-4 or S-8, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration subject to certain limitations.
Voting Agreement – Terminated in Connection with IPO
Prior to the IPO, we were party to an amended and restated voting agreement (the “Voting Agreement”), under which certain holders of our capital stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors and certain of our directors and executive officers, agreed to vote in a certain way on certain matters, including with respect to the election of directors. Pursuant to the Voting Agreement, each of Sequoia Capital and Khosla Ventures had the right to designate one member of our Board. Aaref Hilaly and Samir Kaul were designated by Sequoia Capital and Khosla Ventures, respectively, under the Voting Agreement.

The Voting Agreement terminated by its terms in connection with the completion of the IPO, and none of our stockholders have any continuing voting rights, including special rights regarding the election or designation of members of our Board.
Right of First Refusal and Co-Sale Agreement – Terminated in Connection with IPO
Prior to the IPO, we were party to an amended and restated first refusal and co-sale agreement (the “ROFR Agreement”) with holders of our then-outstanding convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, pursuant to which we had a right of first refusal, and certain holders satisfying an ownership threshold of convertible preferred stock had a right of first refusal and co-sale, in respect of certain sales of securities by specified holders of convertible preferred stock. The ROFR Agreement terminated in connection with the completion of the IPO.
Indemnification Agreements
Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in our bylaws. In addition, our Certificate of Incorporation provide that our directors will not be personally liable to us or our stockholders for any damages other than for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding the ownership of our common stock as of April 22, 2019 by: (i) each director (two of whom are the nominees for election to the Board); (ii) each of our named executive officers; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the tables is c/o Guardant Health, Inc., 505 Penobscot Dr., Redwood City, California 94063.
Unless otherwise indicated in the footnotes to the table and subject to common property laws where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. There were 86,935,421 shares of common stock outstanding on April 22, 2019.

Name of Beneficial Owner	Total Shares Beneficially Owned**	Percentage of Shares Beneficially Owned**
5% Stockholders:
Entities affiliated with SoftBank Group(1)	27,850,460	32.0%
Entities affiliated with Sequoia Capital(2)	7,784,052	9.0%
Entities affiliated with Khosla Ventures(3)	7,141,498	8.2%
Directors and Named Executive Officers:
Helmy Eltoukhy, Ph.D.(4)	5,448,461	6.2%
AmirAli Talasaz, Ph.D.(5)	5,298,985	6.0%
Richard Lanman, M.D.(6)	136,396	*
Leena Das-Young, Pharm.D.(7)	56,156	*
Ian Clark(8)	6,455	*
Aaref Hilaly	—	—
Bahija Jallal, Ph.D.	—	—
Samir Kaul	—	—
Stanley Meresman(9)	64,142	*
Dipchand Nishar	—	—
All directors and executive officers as a group (12 persons)(10)	11,524,194	13.0%

*	Represents beneficial ownership of less than one percent.

**
Includes shares which the individuals shown have the right to acquire upon exercise of stock options that are vested or vest within 60 days following April 22, 2019. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(1)
Based on a Schedule 13G filed with the SEC on February 13, 2019 as updated by the Form 4/A filed with the SEC on March 15, 2019, and consists of 27,850,460 shares held of record by SoftBank Vision Fund (AIV M1) L.P.

SB Investment Advisers (UK) Limited, a wholly-owned subsidiary of SoftBank Group Corp., a Japanese kabushiki kaisha, has been appointed as alternative investment fund manager (“AIFM”) of the SoftBank Vision Fund, including SoftBank Vision Fund (AIV M1) L.P., and is exclusively responsible for managing the SoftBank Vision Fund in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of the Fund, SB Investment Advisers (UK) Limited is exclusively responsible for making all decisions related to the acquisition, structuring, financing and disposal of the SoftBank Vision Fund’s Investments. The registered address for SoftBank Vision Fund (AIV M1) L.P is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808.
The amounts reflected above do not include any shares of our capital stock that SoftBank may acquire pursuant to put and call rights in our joint venture agreement with SoftBank as described in “Relationships and Related Party Transactions—Joint venture with SoftBank.” To the extent SoftBank elects to receive, or we elect to issue, shares of our common stock as any portion of the consideration, SoftBank will be required to execute and deliver to us an irrevocable proxy appointing us as the attorney-in-fact and granting us a proxy to vote as we deem proper with respect to such shares.

(2)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2019, and consists of (i) 7,754,890 shares held of record by Sequoia Capital USV XIV Holdco, Ltd. (“SC USV XIV Holdco”), and (ii) 29,162 shares held of record by Sandscape, LLC.

SC US (TTGP), LTD. reported shared voting and dispositive power over 7,784,052 shares. SC USV XIV Holdco, Sequoia Capital U.S. Venture Partners Fund XIV, L.P., Sequoia Capital U.S. Venture Partners Fund XIV, L.P., Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P., SC U.S. Venture XIV Management, L.P. each reported shared voting and dispositive power over 7,754,890 shares. Sandscape, LLC, Sequoia Capital Scout Fund II, L.L.C., Sequoia Capital U.S. Venture 2010-Seed Fund, L.P and SC US Venture 2010 Management, L.P. each reported shared voting and dispositive power over 29,162 shares.
SC US (TTGP), Ltd. is the general partner of SC U.S. Venture XIV Management, L.P., which is the general partner of each of Sequoia Capital U.S. Venture Fund XIV, L.P., Sequoia Capital U.S. Venture Partners Fund XIV, L.P. and Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P. (collectively, the “SC USV XIV Funds”). The SC USV XIV Funds together own 100% of the outstanding ordinary shares of SC USV XIV Holdco. SC US (TTGP), Ltd. is the general partner of SC US Venture 2010 Management, L.P., which is the general partner of Sequoia Capital U.S. Venture 2010-Seed Fund, L.P., which is the managing member of Sequoia Capital Scout Fund II, L.L.C., which is the managing member of Sandscape, LLC. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by SC USV XIV Holdco and Sandscape, LLC. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(3)
Based on information contained in a Schedule 13G filed with the SEC on February 13, 2019, and consists of (i) 429,132 shares held of record by Khosla Venture IV (CF), LP (“KV IV (CF)”), and (ii) 6,712,366 shares held of record by Khosla Ventures IV, LP (“KV IV”).

KV IV reported shared voting power over 6,712,366 shares and shared dispositive power over 6,712,366 shares. KV IV (CF) reported shared voting power over 429,132 shares and shared dispositive power over 429,132 shares. Khosla Ventures Associates IV, LLC (“KVA IV”), VK Services, LLC (“VK Services”) and Vinod Khosla each reported shared voting and dispositive power over 7,141,498 shares.

The general partner of KV IV (CF) and KV IV is KVA IV. VK Services is the sole manager of KVA IV. Vinod Khosla is the managing member of VK Services. Each of Mr. Khosla, VK Services and KVA IV may be deemed to share voting and dispositive power over such securities held by KV IV (CF) and KV IV. Samir Kaul, a member of our Board, is a member of the general partner of KV IV (CF) and KV IV and as such may be deemed to have voting and investment power with respect to the shares held by KV IV (CF) and KV IV. Mr. Khosla, VK Services, KVA IV and Mr. Kaul disclaim beneficial ownership of such securities held by KV IV (CF) and KV IV, except to the extent of their respective pecuniary interests therein. The address for each of these entities is 2128 Sand Hill Road, Menlo Park, California 94025.

(4)
Includes 4,040,370 shares held directly by Helmy Eltoukhy, 624,521 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019, and 119,550 shares held by the Helmy A. Eltoukhy Revocable Trust. Also includes 664,020 shares held by Eltoukhy Investments, L.P., as to which Dr. Eltoukhy and his spouse have shared voting and dispositive power.

(5)
Includes 7,949 shares held directly by AmirAli Talasaz and 624,521 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019. Also includes 3,928,715 shares held by the Talasaz and Eskandari 2017 Family Trust, and 737,800 shares held by Talasaz Investments, L.P., as to which Dr. Talasaz and his spouse have shared voting and dispositive power.

(6)	Includes 131,419 shares held directly by Richard Lanman and 4,977 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019.

(7)	Includes 821 shares held directly by Leena Das-Young and 55,335 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019.

(8)	Includes 6,455 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019.

(9)	Includes 64,142 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019.

(10)	Includes an aggregate of 1,456,109 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 22, 2019.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required during the fiscal year ended December 31, 2018, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except that due to administrative errors, Form 3s were filed late by (i) Dipchand Nishar, a member of our Board, (ii) SoftBank Group Capital Ltd and Softbank Group Corp., each of whom were deemed by their holdings of preferred stock at effectiveness of the IPO to beneficially own 10% or more of our common stock prior to the closing of our IPO, and (iii) SoftBank Vision Fund (AIV M1) L.P. and SB Investment Advisers (UK) Limited.
Stockholder Proposals and Nominations
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 505 Penobscot Dr., Redwood City, California 94063 not later than December 31, 2019.
Stockholders intending to present a proposal at the 2020 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2020 Annual Meeting of Stockholders no earlier than the close of business on February 19, 2020 and no later than the close of business on March 20, 2020. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 18, 2020, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business on the 90th day prior to the 2020 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder's compliance with this deadline.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.
No Incorporation by Reference
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference
Other Matters
As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the 2019 Annual Meeting. If any other business comes before the 2019 Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors

Michael Wiley
Chief Legal Officer
Redwood City, California,
April 29, 2019

Appendix A
Director Qualification Standards and Additional Selection Criteria
Director Qualification Standards:
The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.
Additional Selection Criteria:
In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	the candidate’s experience as a board member of another publicly held company;

C.	the candidate’s professional and academic experience relevant to the Company’s industry;

D.	the strength of the candidate’s leadership skills;

E.	the candidate’s experience in finance and accounting and / or executive compensation practices;

F.	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

G.	the candidate’s geographic background, gender, age and ethnicity.
In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.
The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

SAMPLE

GUARDANT™

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/17/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/17/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees

	For	Against	Abstain
1A Aaref Hilaly	☐	☐	☐
1B Stanley Meresman	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Guardant Health, Inc.'s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000421561_1 R1.0.1.18

SAMPLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

Guardant Health, Inc.
Annual Meeting of Stockholders
June 18, 2019 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Helmy Eltoukhy, AmirAli Talasaz and Michael Wiley, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guardant Health, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 18, 2019, at 505 Penobscot Drive, Redwood City, CA 94063, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000421561_2 R1.0.1.18

Continued and to be signed on reverse side